Filed Pursuant to Rule 433 of the Act

Registration No. 333-241031

August 6, 2020

Pioneer Natural Resources Company

Pricing Term Sheet

Issuer:	Pioneer Natural Resources Company

Security Type:	Senior Unsecured

Offering Format:	SEC Registered

Expected Ratings*:	Baa2/BBB/BBB (Stable/Stable/Stable)

Trade Date:	August 6, 2020

Settlement Date:**	August 11, 2020 (T+3)

Title of Securities:	Senior Notes due 2030

Principal Amount:	$1,100,000,000

Stated Maturity Date:	August 15, 2030

US Treasury Benchmark:	0.625% due May 2030

US Treasury Yield:	0.538%

Spread to US Treasury:	1.450%

Yield to Maturity:	1.988%

Issue Price:	99.205% of face amount

Coupon:	1.900%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2021

Optional Redemption:	Prior to May 15, 2030, greater of par or T + 25 bps On or after to May 15, 2030, at par

CUSIP/ISIN:	723787 AQ0/US723787AQ06

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Barclays Capital Inc.
BMO Capital Markets Corp.
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
TD Securities (USA) LLC

Senior Co-Managers:	Credit Suisse (USA) LLC
Goldman Sachs & Co. LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.

Co-Managers:	BBVA Securities Inc.
CIBC World Markets Corp.
Citizens Capital Markets, Inc.
PNC Capital Markets LLC Truist Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com, J.P. Morgan Securities LLC at 212-834-4533 or Wells Fargo Securities, LLC at 1-800-645-3751.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED, SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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